                                                                      Exhibit 12

                      MERCK & CO., INC. AND SUBSIDIARIES

              Computation Of Ratios Of Earnings To Fixed Charges
              --------------------------------------------------
                        (In millions except ratio data)

                                                             Year Ended December 31
                                     ----------------------------------------------------------------
                                       1998            1997       1996     1995      1994      1993
                                     ---------       --------  --------  --------  --------  --------
Income Before Taxes                  $8,133.1        $6,462.3  $5,540.8  $4,797.2  $4,415.2  $3,102.7

Add:
 One-third of rents                      56.0            47.0      41.0      28.1      36.0      35.0
 Interest expense, net                  150.6            98.2     103.2      60.3      96.0      48.0
 Preferred stock dividends               62.1            49.6      70.0       2.1         -         -
                                     --------        --------  --------  --------  --------  --------
  Earnings                           $8,401.8        $6,657.1  $5,755.0  $4,887.7  $4,547.2  $3,185.7
                                     ========        ========  ========  ========  ========  ========

One-third of rents                   $   56.0        $   47.0  $   41.0  $   28.1  $   36.0  $   35.0
 Interest expense                       205.6           129.5     138.6      98.7     124.4      84.7
 Preferred stock dividends               62.1            49.6      70.0       2.1         -         -
                                     --------        --------  --------  --------  --------  --------
  Fixed Charges                      $  323.7        $  226.1  $  249.6  $  128.9  $  160.4  $  119.7
                                     ========        ========  ========  ========  ========  ========
Ratio of Earnings
 to Fixed Charges                          26              29        23        38        28        27
                                           ==              ==        ==        ==        ==        ==

For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.